NEWS RELEASE	Corporate Communications 262 N. University Ave. Farmington, Utah 84025

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 801-447-3035	Phone: 801-447-3168
E-mail: media.relations@vistaoutdoor.com	E-mail: investor.relations@vistaoutdoor.com

Vista Outdoor Announces Sale of Bollé, Cébé and Serengeti Brands

Vista Outdoor Completes First Step in Strategic Transformation Plan

Farmington, Utah, July 9, 2018 - Vista Outdoor Inc. (“Vista Outdoor”) (NYSE: VSTO) announced today that it has entered into a definitive agreement to sell the legal entities operating its Bollé, Cébé and Serengeti brands (the “Eyewear Brands”) to an entity controlled by a significant European private equity fund.

The sale is part of Vista Outdoor’s previously announced strategic business transformation plan, designed to allow the company to focus resources on pursuing growth in its core product categories of ammunition, hunting and shooting accessories, hydration bottles and packs, and outdoor cooking products.

“We are pleased to have successfully reached an agreement to sell our eyewear and safety business at an attractive price,” said Chris Metz, Chief Executive Officer of Vista Outdoor. “The business will have the opportunity to reach its full potential under new ownership. This divestiture is the first step in our transformation plan and will be the first of several potential asset sales that will significantly reduce Vista Outdoor’s leverage and provide additional resources to for us to reinvest in our core businesses.”

Gross proceeds from the divestiture are expected to be approximately $158 million, subject to customary working capital and transaction adjustments. The purchase price represents a premium to the EBITDA multiple paid for Bollé, Cébé and Serengeti as part of the Bushnell acquisition in 2013. Vista Outdoor expects to use the net after-tax proceeds of the sale to repay outstanding indebtedness. The transaction is expected to close within approximately 30 to 45 days, subject to customary closing conditions.

“We are now turning our efforts to the rest of our divestiture plan as previously communicated in May,” said Metz. “We are excited to build on this momentum and expect to provide further updates on this process during our first quarter earnings call in early August.”

Robert W. Baird & Co. served as transaction and financial advisor and Reed Smith LLP served as legal advisor to Vista Outdoor in connection with the transaction.

About Vista Outdoor Inc.
Vista Outdoor is a leading global designer, manufacturer and marketer of consumer products in the growing outdoor sports and recreation markets. The company operates in two segments, Outdoor Products and Shooting Sports, and has a portfolio of well-recognized brands that provides consumers with a wide range of performance-driven, high-quality and innovative products for individual outdoor recreational pursuits. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. Vista Outdoor is headquartered in Farmington, Utah and has manufacturing operations and facilities in 13 U.S. States, Canada, Mexico and Puerto Rico along with international sales and sourcing operations in Asia, Australia, Canada, and Europe. For news and information visit www.vistaoutdoor.com or follow us on Twitter @VistaOutdoorInc and Facebook at www.facebook.com/vistaoutdoor.

Forward-Looking Statements
Certain statements in this press release and other oral and written statements made by Vista Outdoor from time to time are forward-looking statements, including those that discuss, among other things: Vista Outdoor’s plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words ‘believe’, ‘expect’, ‘anticipate’, ‘intend’, ‘aim’, ‘should’ and similar expressions are intended to identify such forward-looking statements.  To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause Vista Outdoor’s actual results to differ materially from expectations described in such forward-looking statements, including the following: general economic and business conditions in the U.S. and Vista Outdoor’s other markets, including conditions affecting employment levels, consumer confidence and spending; Vista Outdoor’s ability to attract and retain key personnel and maintain and grow its relationships with customers, suppliers and other business partners, including Vista Outdoor’s ability to obtain acceptable third party licenses; Vista Outdoor’s ability to adapt its products to changes in technology, the marketplace and customer preferences; Vista Outdoor’s ability to maintain and enhance brand recognition and reputation; use of social media to disseminate negative commentary and boycotts; reductions, unexpected changes in or our inability to accurately forecast demand for ammunition, firearms or accessories or other outdoor sports and recreation products; risks associated with Vista Outdoor’s sales to significant retail customers, including unexpected cancellations, delays and other changes to purchase orders; supplier capacity constraints, production disruptions or quality or price issues affecting Vista Outdoor’s operating costs; Vista Outdoor’s competitive environment; risks associated with compliance and diversification into international and commercial markets; the supply, availability and costs of raw materials and components; increases in commodity, energy and production costs; changes in laws, rules and regulations relating to Vista Outdoor’s business, such as federal and state firearms and ammunition regulations; Vista Outdoor’s ability to execute its long-term growth strategy, including our ability to complete and realize expected benefits from acquisitions and integrate acquired businesses; Vista Outdoor’s ability to take advantage of growth opportunities in international and commercial markets; foreign currency exchange rates and fluctuations in those rates; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury and environmental remediation; risks associated with cybersecurity and other industrial and physical security threats;  capital market volatility and the availability of financing; changes to accounting standards or policies; and changes in tax rules or pronouncements. Vista Outdoor undertakes no obligation to update any forward-looking statements. For further information on factors that could impact Vista Outdoor, and statements contained herein, please refer to Vista Outdoor’s filings with the Securities and Exchange Commission.